Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement Form S-8 (No. 333-    ) pertaining to the James Hardie Industries NV Long Term Incentive Plan 2006 of our report dated June 19, 2009 with respect to the consolidated financial statements and schedule of James Hardie Industries N.V. included in its Annual Report (Form 20-F) for the year ended March 31, 2009, and to the effectiveness of internal control over financial reporting of James Hardie Industries N.V. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Orange County, California
August 19, 2009